EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                                                                  No. 00-11

Contact:    David A. Jeansonne, (337) 896-6664
                      Chief Executive Officer & Chairman of the Board

OMNI ENERGY SERVICES CORP. COMPLETES $9.7 MILLION EQUITY
RAISE; LONG-TERM EXTENSION OF CREDIT FACILITIES; AND
ACQUISITION OF GULF COAST RESOURCES, INC.

CARENCRO, La. - November 15, 2000- OMNI ENERGY SERVICES CORP. (Nasdaq: OMNI) announced today that it has successfully completed a private placement of $9.7 million in equity securities, including the sale and issuance of 6,960,000 million shares of its common stock for $4,350,000, the sale and issuance of $800,000 of convertible preferred stock, and the conversion of approximately $4,550,000 of subordinated debt into shares of the Company's preferred stock.

In addition, the Company announced that it has reached an agreement with its senior lenders, Hibernia National Bank and The CIT Group, to extend its credit facilities until the first quarter of 2002. David Jeansonne, Chief Executive Officer of Omni, stated, "The conversion of this debt from short to long term and the willingness of creditors to work with us shows a great deal of confidence in the market upturn that has recently begun within the seismic services industry."

The Company also announced that it closed its acquisition of Gulf Coast Resources, Inc. The combined entities have $25 million in business backlog with approximately 65% of that business in the Transition Zone. Transition Zone operations are currently the most profitable revenue generating services performed by Omni. This new management team has taken great strides in reducing operating overhead and eliminating non-essential expenses. Several unprofitable areas of operation have been eliminated, and more positive improvements are underway.

David Jeansonne stated, "Completion of this equity infusion significantly improves the Company's liquidity and provides the working capital necessary for Omni to respond to its growing book of business. The backlog of work Omni currently has under contract is the best indicator of the upturn in our sector. At approximately $25 million this is the largest backlog Omni has had since December 1998. This work, coming on the heels of some major reductions in expenses, places Omni in position to make substantial improvements in profitability. We are pleased to have weathered the storm of uncertainty during the oil and gas drilling downturn of the past two years and look forward to participating fully in the recovery which we see beginning now."

Allen Lassiter, Managing Director and head of the Energy Investment Banking Group at Raymond James & Associates, commented "David Jeansonne's return as CEO and the acquisition of Gulf Coast Resources will reunite the management team that worked so successfully for Omni in the past. The combination of these events together with the Company's successful equity raise should well position Omni to participate in the current upswing in the oil and gas service sector in general and the seismic industry in particular."

Headquartered in Carencro, La., Omni provides a broad range of integrated services to both geophysical and exploration and production companies engaged in the acquisition of on-shore seismic data.  The Company provides its services through two business units:  Seismic Drilling and Seismic Survey.  Omni specializes in operations in logistically difficult and environmentally sensitive terrain.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with Omni's dependence on activity in the oil and gas industry, labor shortages, international expansion, rapid growth, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.